UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

PARAGON TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On August 2, 2023, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies Asks Board of Ocean Power Technologies to Explain How they Intend to Fund the Company’s Operations after July 31, 2024

EASTON, PA – August 2, 2023

Paragon Technologies, Inc. (“Paragon”) (OTC:PGNT), which owns approximately 4.0% of the outstanding shares of Ocean Power Technologies (“OPT” or the “Company”)(OPTT) calls on the Board of Ocean Power Technologies to clearly and immediately explain to shareholders how the Company will fund its operations for the next fiscal year.

On July 28, 2023 OPT filed is 10-K Annual Report with the Securities and Exchange Commission. In that filing OPT states:

“As of April 30, 2023, the cash, cash equivalents, restricted cash, and short-term investments balance was $34.9 million…. Management believes the Company’s current cash, cash equivalents, and short-term investments are sufficient to fund its planned expenditures through at least July 31, 2024.”

OPT also states,

“the cash flows from customer revenues have not been sufficient to fund our operations and provide the capital resources for our business. For the two-year period ended April 30, 2023 our aggregate revenues were $4.5 million, our aggregate net losses were $45.2 million and our aggregate net cash used in operating activities was $43.0 million.”

On July 13, 2023, OPT hosted its Full Year 2023 earnings conference call. On that call, OPT Chief Financial Officer Bob Powers stated that:

“We expect our OpEx [for Fiscal Year 2024 ending April 30, 2024] to be materially in line with our level of OpEx for Fiscal 2023.”

The facts based on statements and filings by OPT are:

•	As of April 30, 2023, OPT had $34.9 million in cash and ST investments.
•	For the Fiscal Year ended April 30, 2023, OPT consumed $28.3 million in OpEx.
•	OPT expects Fiscal 2024 OpEx to be in line with Fiscal 2023 OpEx
•	OPT expects to run out of cash around July 31, 2024.

We believe the above facts and statements to be a clear admission that OPT’s management believes that OPT will not have sufficient cash to fund its business operations after July 31, 2024. And if the Company cannot fund operations beyond July 31, 2024 any shareholder value that exists today will likely be substantially gone.

As the Company’s largest shareholder and on behalf of all shareholders, Paragon calls on OPT’s Board, CEO, and CFO to provide shareholders with a clear plan that answer the following questions:

1.	How does OPT expect to fund its business operations beyond July 31, 2024?

2.	Explain to shareholders how the Board intends to protect and preserve shareholder value without substantially diluting and harming existing shareholders, given that the Company has historically issued equity to fund operations?

3.	What are the steps management plans to take to significantly and immediately reduce expenses and cash burn to protect the business given the history of increasing expenses and increasing losses suffered by OPT shareholders in recent years?

4.	What is the Board’s intent with respect to its director’s fees given the continued increases in the Company’s expenses and losses?

5.	Explain to shareholders the rationale of approving a $1.5 million earn out to Marine Advance Robotics for fiscal year 2023 given that MAR generated only $1.6 million in revenues and no profit?

6.

How does the Board explain paying its CEO and CFO increasing salary and bonuses over the last three fiscal years as expenses and losses have increased? What is the Board’s plan to address executive compensation?

In OPTT’s July 11, 2023 response to Paragon, OPT stated that OPT’s “Board and leadership are committed to driving sustainable value creation” and “will continue to take decisive action to protect the best interests of all our shareholders.”

Paragon calls on OPT’s board to honor its fiduciary obligation to shareholders and demonstrate its commitment to protecting and increasing value for all shareholders by:

•	Taking decisive action to protect shareholders by immediately implementing significant and realistic expense reductions that clearly show shareholders a path that enables OPT to fund its operations beyond July 31, 2024.

•

Immediately providing shareholders with a business plan that is measurable and accountable that illustrates how OPT can achieve cash flow breakeven without any risk of becoming insolvent or further diluting shareholders. OPT’s existing Board and Management have been in charge for over three years and have seen worsening results come in and should be prepared today, not next month, to provide that plan.

•	Reduce total board compensation by 75% and return all excessive Board compensation to shareholders until OPT generates positive free cash flow.

•	Eliminate all stock issuances and grants to directors, officers, and any other executive.

•	Refrain from paying ANY bonuses to executive officers until OPT has delivered two consecutive years of profitability.

On July 28, 2023 Paragon filed a complaint in Delaware seeking OPT’s books and records to which the Company has denied Paragon access. Paragon believes the facts stated above indicate that OPT’s Board is aware of OPT’s potential insolvency after July 31, 2024, and that the Board approves a similar level of expenditure for Fiscal 2024. As such, if OPT continues to follow its current business plan, Paragon intends to investigate whether the Board of Directors is fulfilling its good faith obligation in exercising its care of duty as directors.

If Paragon’s nominees are elected to the OPT Board, we will take decisive and immediate actions – as our track record has demonstrated – to reduce expenses, seek partnerships to commercialize OPT’s most promising services and solutions, and create a Company that is indeed aligned with all shareholders.

Paragon has always stood by its commitment to do what is in the best interest of all OPT shareholders and believes our status as the company’s largest single shareholder now warrants our inclusion on the OPT Board. We stand ready to immediately work with existing directors so that we can focus our efforts on enhancing long-term shareholder value.

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Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,229,443 shares of common stock of the company, par value $0.001 per share (“Common Stock”).

Paragon Technologies, Inc., and Paragon’s director nominees will be the participants in the proxy solicitation. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC.

Please email us at ir@pgntgroup.com if you would like to learn more.